Exhibit 99.1

News Release

RAYONIER REPORTS SECOND QUARTER 2018 RESULTS

•	Second quarter net income attributable to Rayonier of $36.3 million ($0.28 per share) on revenues of $245.9 million

•	Second quarter operating income of $51.6 million and Adjusted EBITDA of $111.3 million

•	Year-to-date cash provided by operations of $181.6 million and cash available for distribution (CAD) of $163.5 million

•	Full-year 2018 guidance increased – net income attributable to Rayonier of $82 to $89 million; EPS of $0.63 to $0.68 and Adjusted EBITDA of $300 to $315 million
WILDLIGHT, FL — August 1, 2018 — Rayonier Inc. (NYSE:RYN) today reported second quarter net income attributable to Rayonier of $36.3 million, or $0.28 per share, on revenues of $245.9 million. This compares to net income attributable to Rayonier of $26.2 million, or $0.20 per share, on revenues of $201.0 million in the prior year quarter.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2018		June 30, 2017
	$	EPS	$	EPS

Revenues	$245.9		$201.0

Net income attributable to Rayonier	$36.3	$0.28	$26.2	$0.20

Second quarter operating income was $51.6 million versus $46.9 million in the prior year period. Second quarter Adjusted EBITDA1 was $111.3 million versus $86.8 million in the prior year period.
The following table summarizes operating income (loss) and Adjusted EBITDA1 for the current quarter and comparable prior year period:

	Three Months Ended June 30,
	Operating Income (Loss)		Adjusted EBITDA[1]
(millions of dollars)	2018	2017	2018	2017
Southern Timber	$15.7	$9.7	$30.6	$21.6
Pacific Northwest Timber	5.6	(1.5)	15.0	5.5
New Zealand Timber	17.8	26.8	25.8	42.3
Real Estate	18.9	16.1	45.9	21.5
Trading	0.2	1.1	0.2	1.1
Corporate and other	(6.5)	(5.3)	(6.2)	(5.2)
Total	$51.6	$46.9	$111.3	$86.8

Year-to-date cash provided by operating activities was $181.6 million versus $128.3 million in the prior year period. Year-to-date cash available for distribution (CAD)1 of $163.5 million increased $66.2 million versus the prior year period primarily due to higher Adjusted EBITDA1 ($60.6 million), lower cash interest paid ($1.6 million), lower cash taxes paid ($0.2 million) and lower capital expenditures ($3.9 million).

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

“We are pleased to report strong results for the second quarter,” said David Nunes, President and CEO. “Southern Timber volumes increased 10% relative to the prior year quarter, as we fully integrated our prior year acquisitions in coastal Florida, Georgia and South Carolina. Weighted-average stumpage prices in Southern Timber were relatively flat compared to the prior year quarter. Pacific Northwest Timber results improved significantly driven by 36% higher harvest volumes and a 26% increase in both delivered sawtimber and pulpwood prices relative to the prior year quarter, reflecting strong domestic and export market conditions. Excluding the prior year quarter timberland sales, New Zealand Timber results also improved significantly, driven by 20% higher harvest volumes and a 9% increase in both export and domestic sawtimber prices. Real Estate results were well above the prior year quarter due to a large Non-Strategic / Timberland sale in Louisiana and continued strong demand for Rural HBU properties.”
Southern Timber
Second quarter sales of $48.0 million (which included pipeline easements of $5.8 million) increased $12.5 million, or 35%, versus the prior year period. Harvest volumes increased 10% to 1.49 million tons versus 1.36 million tons in the prior year period, primarily due to incremental volume from acquisitions coupled with stronger overall demand. Average pine sawtimber stumpage prices increased 2% to $26.23 per ton versus $25.66 per ton in the prior year period driven by stronger demand, particularly in coastal markets. Average pine pulpwood stumpage prices increased 3% to $16.05 per ton versus $15.62 per ton in the prior year period, as the prior year period was negatively impacted by salvage timber volume from the West Mims fire. Overall, weighted-average stumpage prices (including hardwood) were relatively flat at $19.27 per ton versus $19.25 per ton in the prior year period, as modest price increases were offset by changes in mix. Operating income of $15.7 million increased $6.0 million versus the prior year period due to higher volumes ($1.4 million), higher non-timber income ($6.2 million), lower costs ($0.2 million) and lower franchise taxes ($0.1 million), which were partially offset by higher depletion rates ($1.9 million).
Second quarter Adjusted EBITDA1 of $30.6 million was $9.0 million above the prior year period.
Pacific Northwest Timber
Second quarter sales of $32.2 million increased $11.7 million, or 58%, versus the prior year period. Harvest volumes increased 36% to 374,000 tons versus 275,000 tons in the prior year period, as we pulled forward some volume to take advantage of favorable market conditions. Average delivered sawtimber prices increased 26% to $103.38 per ton versus $81.93 per ton in the prior year period, while average delivered pulpwood prices increased 26% to $49.76 per ton versus $39.38 per ton in the prior year period. The increase in average sawtimber and pulpwood prices was due to strong demand from both domestic and export markets. Operating income of $5.6 million increased $7.1 million relative to an operating loss of $1.5 million in the prior year period due to higher prices ($6.7 million), volume/mix changes ($0.3 million) and lower depletion rates ($0.2 million), which were partially offset by higher costs ($0.1 million).
Second quarter Adjusted EBITDA1 of $15.0 million was $9.5 million above the prior year period.
New Zealand Timber
Second quarter sales of $69.7 million decreased $7.7 million, or 10%, versus the prior year period as the prior year period included $24.3 million of timberland sales. Excluding these timberland sales, sales for the quarter increased $16.6 million, or 31%, versus the prior year period. Harvest volumes increased 20% to 738,000 tons versus 616,000 tons in the prior year period, driven primarily by the timing of export shipments and incremental volume from prior year acquisitions. Average delivered prices for export sawtimber increased 9% to $120.80 per ton versus $111.05 per ton in the prior year period, while average delivered prices for domestic sawtimber increased 9% to $86.21 per ton versus $79.04 per ton in the prior year period. The increase in export sawtimber prices was primarily due to stronger demand from China. The increase in domestic sawtimber prices (in U.S. dollar terms) was driven by increased demand tension between export markets and local sawmills as well as a modest rise in the NZ$/US$ exchange rate (US$0.71 per NZ$1.00 versus US$0.70 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 7% from the prior year period. Operating income of $17.8 million decreased $9.0 million versus the prior year period due to lower timberland sales ($14.8 million), higher road maintenance costs ($0.9 million) and higher depletion

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

rates ($0.1 million), which were partially offset by higher volumes ($3.4 million), higher prices ($1.6 million), favorable foreign exchange impacts ($1.3 million), higher carbon sales ($0.3 million) and other non-timber income ($0.2 million).
Second quarter Adjusted EBITDA1 of $25.8 million was $16.5 million below the prior year period.
Real Estate
Second quarter sales of $49.9 million increased $24.3 million versus the prior year period, while operating income of $18.9 million increased $2.8 million versus the prior year period due to a higher number of acres sold (15,804 acres sold versus 7,592 acres sold in the prior year period), partially offset by a decrease in weighted-average prices ($3,153 per acre versus $3,411 per acre in the prior year period).
Improved Development closings of $1.3 million in the Wildlight development project included 2.0 acres of commercial property for $0.7 million ($351,000 per acre) and 12 residential lots for $0.6 million ($52,000 per lot or $287,000 per acre).
Rural sales of $4.8 million were comprised of 1,071 acres at an average price of $4,509 per acre. This compares to prior year second quarter sales of $5.5 million, comprised of 1,728 acres at an average price of $3,178 per acre.
Non-strategic / Timberland sales of $43.7 million were comprised of 14,729 acres at an average price of $2,966 per acre, including a sale of 14,447 acres in Louisiana for $2,988 per acre. This compares to prior year second quarter sales of $17.5 million, comprised of 5,733 acres primarily in Florida at an average price of $3,050 per acre.
Second quarter Adjusted EBITDA1 of $45.9 million was $24.4 million above the prior year period.
Trading
Second quarter sales of $46.2 million increased $4.2 million versus the prior year period due to higher volumes and prices. Sales volumes increased 2% to 395,000 tons versus 386,000 tons in the prior year period. Average prices increased 8% to $116.47 per ton versus $108.06 per ton in the prior year period primarily due to stronger demand from China. Operating income and Adjusted EBITDA1 of $0.2 million decreased $0.9 million versus the prior year period due to higher costs associated with port congestion.
Other Items
Second quarter corporate and other operating expenses of $6.5 million increased $1.2 million versus the prior year period due to higher stock-based compensation and other benefits expense ($0.5 million), higher depreciation expense ($0.2 million) and a reduction in overhead costs allocated to operating segments ($0.5 million).
Second quarter interest expense of $8.1 million decreased $0.5 million versus the prior year period due to lower average debt.
Second quarter non-operating income of $2.9 million includes unrealized gains on foreign currency derivatives used to mitigate the risk of fluctuations in foreign exchange rates with respect to anticipated distributions from the New Zealand JV.
Second quarter income tax expense of $7.1 million decreased $0.4 million versus the prior year period. The New Zealand JV is the primary driver of income tax expense.
Outlook
“Based on our solid first half results and our expectations for the balance of the year, we now anticipate full-year net income attributable to Rayonier of $82 to $89 million, EPS of $0.63 to $0.68 and Adjusted EBITDA of $300 to $315 million,” added Nunes. “We expect to achieve our prior full-year volume guidance in each of our three timber segments, although we anticipate lower volumes in the second half of the year relative to the first half of the year, primarily due to elevated first half harvest levels in response to strong market conditions. We continue to expect that overall pricing in the Southern Timber segment will be relatively flat, as price

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

increases in certain regions will generally be offset by the geographic mix of harvest volumes. In the Pacific Northwest Timber segment, we expect a relatively stable pricing environment driven by continued strong domestic market conditions, although we expect a modest decline in our weighted-average prices based on product mix. In the New Zealand Timber segment, we expect some softening in export prices, primarily due to market uncertainty resulting from the ongoing trade tensions between the U.S. and China. While we believe that fundamental export market conditions remain favorable, we are continuing to monitor the trade dispute between the U.S. and China and the potential impacts on our business. In our Real Estate segment, we expect very light activity in the third and fourth quarters following extraordinarily strong first and second quarters, as the timing of closings was heavily weighted to the first half of the year.”
Conference Call
A conference call and live audio webcast will be held on Thursday, August 2, 2018 at 10:00 AM EDT to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-369-1184 (domestic) or 415-228-3898 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Thursday, August 9, 2018 by dialing 800-395-6236 (domestic) or 203-369-3270 (international), passcode: 8092018.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached schedules.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of June 30, 2018, Rayonier owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. South (1.8 million acres), U.S. Pacific Northwest (378,000 acres) and New Zealand (411,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; a downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma revenues (sales),” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Contacts:
Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com

# # #

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
June 30, 2018 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
SALES	$245.9	$203.2	$201.0	$449.1	$395.5
Costs and Expenses
Cost of sales	184.4	138.5	144.7	322.9	281.5
Selling and general expenses	11.5	9.0	10.2	20.5	19.8
Other operating income, net	(1.6)	(1.4)	(0.8)	(3.0)	(2.0)
OPERATING INCOME	51.6	57.1	46.9	108.7	96.2
Interest expense	(8.1)	(8.1)	(8.6)	(16.2)	(17.0)
Interest and other miscellaneous income, net	2.9	0.6	—	3.5	0.4
INCOME BEFORE INCOME TAXES	46.4	49.6	38.3	96.0	79.6
Income tax expense	(7.1)	(6.9)	(7.5)	(14.0)	(13.7)
NET INCOME	39.3	42.7	30.8	82.0	65.9
Less: Net income attributable to noncontrolling interest	3.0	2.2	4.6	5.2	5.9
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$36.3	$40.5	$26.2	$76.8	$60.0
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.28	$0.31	$0.20	$0.60	$0.48
Diluted earnings per share attributable to Rayonier Inc.	$0.28	$0.31	$0.20	$0.59	$0.47

Pro forma net income per share (a)	$0.28	$0.31	$0.20	$0.59	$0.26

Weighted Average Common Shares used for determining
Basic EPS	129,067,325	128,801,210	128,548,218	128,935,003	126,081,762
Diluted EPS	129,711,287	129,552,397	129,088,179	129,632,578	126,519,226
(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2018 (unaudited)
(millions of dollars)

	June 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$106.6	$112.7
Other current assets	92.2	70.9
Timber and timberlands, net of depletion and amortization	2,406.4	2,462.1
Higher and better use timberlands and real estate development investments	87.0	80.8
Property, plant and equipment	32.0	32.6
Less - accumulated depreciation	(9.1)	(9.3)
Net property, plant and equipment	22.9	23.3
Restricted cash	69.6	59.7
Other assets	66.4	49.0
	$2,851.1	$2,858.5
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	—	$3.4
Other current liabilities	83.9	65.1
Long-term debt	972.3	1,022.0
Other non-current liabilities	82.0	75.0
Total Rayonier Inc. shareholders’ equity	1,613.5	1,593.1
Noncontrolling interest	99.4	99.9
Total shareholders’ equity	1,712.9	1,693.0
	$2,851.1	$2,858.5

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
June 30, 2018 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2016	122,904,368	$709.9	$700.9	$0.9	$85.2	$1,496.9
Net income	—	—	148.8	—	12.7	161.5
Dividends ($1.00 per share)	—	—	(128.0)	—	—	(128.0)
Issuance of shares under incentive stock plans	322,314	4.8	—	—	—	4.8
Stock-based compensation	—	5.4	—	—	—	5.4
Issuance of shares under equity offering	5,750,000	152.4	—	—	—	152.4
Other (a)	(5,906)	(0.2)	(14.3)	12.5	2.0	—
Balance, December 31, 2017	128,970,776	$872.3	$707.4	$13.4	$99.9	$1,693.0
Net income	—	—	76.8	—	5.2	82.0
Dividends ($0.52 per share)	—	—	(67.9)	—	—	(67.9)
Issuance of shares under incentive stock plans	561,475	7.8	—	—	—	7.8
Stock-based compensation	—	3.5	—	—	—	3.5
Other (a)	(80,983)	(3.0)	—	3.2	(5.7)	(5.5)
Balance, June 30, 2018	129,451,268	$880.6	$716.3	$16.6	$99.4	$1,712.9

(a)
Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of restricted stock and performance shares, actuarial changes and amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, and mark-to-market adjustments of qualifying cash flow hedges. The twelve months ended December 31, 2017 also includes the cumulative-effect adjustment related to the adoption of ASU No. 2016-16.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
June 30, 2018 (unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2018	2017
Cash provided by operating activities:
Net income	$82.0	$65.9
Depreciation, depletion and amortization	80.9	67.9
Non-cash cost of land and improved development	14.9	7.4
Gain on large dispositions of timberlands	—	(28.2)
Other items to reconcile net income to cash provided by operating activities	12.1	23.1
Changes in working capital and other assets and liabilities	(8.3)	(7.8)
	181.6	128.3
Cash used for investing activities (a):
Capital expenditures	(25.9)	(29.8)
Real estate development investments	(4.5)	(5.6)
Purchase of timberlands	(31.2)	(237.2)
Net proceeds from large dispositions of timberlands	—	42.0
Rayonier office building	—	(5.6)
Other	0.1	1.0
	(61.5)	(235.2)
Cash (used for) provided by financing activities:
Net (decrease) increase in debt, net of issuance costs	(53.4)	2.9
Dividends paid	(67.1)	(62.8)
Proceeds from the issuance of common shares under incentive stock plan	7.7	3.2
Proceeds from the issuance of common shares from equity offering	—	152.4
Other	(2.8)	—
	(115.6)	95.7
Effect of exchange rate changes on cash and restricted cash	(0.7)	2.0
Cash, cash equivalents and restricted cash (a):
Change in cash, cash equivalents and restricted cash	3.8	(9.2)
Balance, beginning of year	172.4	157.6
Balance, end of period	$176.2	$148.4

(a)
Due to the adoption of ASU No. 2016-18, restricted cash is now included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown and therefore changes in restricted cash are no longer reported as investing activities. Prior period amounts have been restated to conform to current period presentation.

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
June 30, 2018 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
Sales
Southern Timber	$48.0	$43.6	$35.5	$91.6	$74.7
Pacific Northwest Timber	32.2	31.4	20.5	63.6	46.4
New Zealand Timber	69.7	53.0	77.4	122.6	118.2
Real Estate	49.9	36.1	25.6	85.9	79.9
Trading	46.2	39.2	42.0	85.4	76.3
Total sales	$245.9	$203.2	$201.0	$449.1	$395.5

Pro forma sales (a)
Southern Timber	$48.0	$43.6	$35.5	$91.6	$74.7
Pacific Northwest Timber	32.2	31.4	20.5	63.6	46.4
New Zealand Timber	69.7	53.0	77.4	122.6	118.2
Real Estate	49.9	36.1	25.6	85.9	37.9
Trading	46.2	39.2	42.0	85.4	76.3
Pro forma sales	$245.9	$203.2	$201.0	$449.1	$353.5

Operating income (loss)
Southern Timber	$15.7	$12.2	$9.7	$27.9	$23.6
Pacific Northwest Timber	5.6	4.7	(1.5)	10.3	(2.4)
New Zealand Timber	17.8	16.0	26.8	33.7	37.1
Real Estate	18.9	28.1	16.1	46.9	45.8
Trading	0.2	0.1	1.1	0.4	2.2
Corporate and Other	(6.6)	(4.0)	(5.3)	(10.5)	(10.1)
Operating income	$51.6	$57.1	$46.9	$108.7	$96.2

Pro forma operating income (loss) (a)
Southern Timber	$15.7	$12.2	$9.7	$27.9	$23.6
Pacific Northwest Timber	5.6	4.7	(1.5)	10.3	(2.4)
New Zealand Timber	17.8	16.0	26.8	33.7	37.1
Real Estate	18.9	28.1	16.1	46.9	17.6
Trading	0.2	0.1	1.1	0.4	2.2
Corporate and Other	(6.5)	(4.0)	(5.3)	(10.5)	(9.4)
Pro forma operating income	$51.6	$57.1	$46.9	$108.7	$68.7

Adjusted EBITDA (a)
Southern Timber	$30.6	$28.2	$21.6	$58.8	$48.0
Pacific Northwest Timber	15.0	14.2	5.5	29.2	14.9
New Zealand Timber	25.8	21.7	42.3	47.5	58.0
Real Estate	45.9	32.7	21.5	78.7	30.1
Trading	0.2	0.1	1.1	0.4	2.2
Corporate and Other	(6.2)	(3.8)	(5.2)	(9.9)	(9.2)
Adjusted EBITDA	$111.3	$93.2	$86.8	$204.6	$144.0

(a)	Pro forma sales, Pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2018 (unaudited)
(millions of dollars except per share information)

LIQUIDITY MEASURES:
	Six Months Ended
	June 30,	June 30,
	2018	2017
Cash Provided by Operating Activities	$181.6	$128.3
Working capital and other balance sheet changes	7.8	(1.2)
Capital expenditures (a)	(25.9)	(29.8)
Cash Available for Distribution (b)	$163.5	$97.3

Net income	$82.0	$65.9
Interest, net and miscellaneous income	15.3	16.3
Income tax expense	14.0	13.7
Depreciation, depletion and amortization	80.9	67.9
Non-cash cost of land and improved development	14.9	7.4
Non-operating (income) expense	(2.7)	0.3
Costs related to shareholder litigation (c)	—	0.7
Large Dispositions (d)	—	(28.2)
Adjusted EBITDA (i)	$204.6	$144.0
Cash interest paid (e)	(14.9)	(16.5)
Cash taxes paid	(0.2)	(0.4)
Capital expenditures (a)	(25.9)	(29.8)
Cash Available for Distribution (b)	$163.5	$97.3

Cash Available for Distribution (b)	$163.5	$97.3
Real estate development investments	(4.5)	(5.6)
Cash Available for Distribution after real estate development investments	$159.1	$91.7

PRO FORMA SALES (f):

Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
June 30, 2018
Sales	$91.6	$63.6	$122.6	$85.9	$85.4	$449.1
Large Dispositions (d)	—	—	—	—	—	—
Pro forma sales	$91.6	$63.6	$122.6	$85.9	$85.4	$449.1

June 30, 2017
Sales	$74.7	$46.4	$118.2	$79.9	$76.3	$395.5
Large Dispositions (d)	—	—	—	(42.0)	—	(42.0)
Pro forma sales	$74.7	$46.4	$118.2	$37.9	$76.3	$353.5

PRO FORMA NET INCOME (g):

	Six Months Ended
	June 30, 2018		June 30, 2017
	$	Per Diluted Share	$	Per Diluted Share

Net income attributable to Rayonier Inc.	$76.8	$0.59	$60.0	$0.47
Costs related to shareholder litigation (c)	—	—	0.7	0.01
Large Dispositions (d)	—	—	(28.2)	(0.22)
Pro forma net income	$76.8	$0.59	$32.5	$0.26

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (h)(i):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
June 30, 2018
Operating income	$15.7	$5.6	$17.8	$18.9	$0.2	($6.5)	$51.6
Depreciation, depletion and amortization	14.9	9.4	8.0	13.7	—	0.3	46.4
Non-cash cost of land and improved development	—	—	—	13.3	—	—	13.3
Adjusted EBITDA	$30.6	$15.0	$25.8	$45.9	$0.2	($6.2)	$111.3

March 31, 2018
Operating income	$12.2	$4.7	$16.0	$28.1	$0.1	($4.0)	$57.1
Depreciation, depletion and amortization	16.0	9.5	5.7	3.1	—	0.3	34.5
Non-cash cost of land and improved development	—	—	—	1.6	—	—	1.6
Adjusted EBITDA	$28.2	$14.2	$21.7	$32.7	$0.1	($3.8)	$93.2

June 30, 2017
Operating income (loss)	$9.7	($1.5)	$26.8	$16.1	$1.1	($5.3)	$46.9
Depreciation, depletion and amortization	11.9	7.0	15.5	2.6	—	0.1	37.1
Non-cash cost of land and improved development	—	—	—	2.8	—	—	2.8
Adjusted EBITDA	$21.6	$5.5	$42.3	$21.5	$1.1	($5.2)	$86.8

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (h)(i):

Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
June 30, 2018
Operating income	$27.9	$10.3	$33.7	$46.9	$0.4	($10.5)	$108.7
Depreciation, depletion and amortization	30.9	18.9	13.7	16.8	—	0.6	80.9
Non-cash cost of land and improved development	—	—	—	14.9	—	—	14.9
Adjusted EBITDA	$58.8	$29.2	$47.5	$78.7	$0.4	($9.9)	$204.6

June 30, 2017
Operating income (loss)	$23.6	($2.4)	$37.1	$45.8	$2.2	($10.1)	$96.2
Costs related to shareholder litigation (c)	—	—	—	—	—	0.7	0.7
Large Dispositions (d)	—	—	—	(28.2)	—	—	(28.2)
Pro forma operating income (loss)	$23.6	($2.4)	$37.1	$17.6	$2.2	($9.4)	$68.7
Depreciation, depletion and amortization	24.4	17.3	20.8	5.2	—	0.2	67.9
Non-cash cost of land and improved development	—	—	0.1	7.3	—	—	7.4
Adjusted EBITDA	$48.0	$14.9	$58.0	$30.1	$2.2	($9.2)	$144.0

(a)
Capital expenditures exclude timberland acquisitions of $31.2 million and $237.2 million during the six months ended June 30, 2018 and June 30, 2017, respectively, as well as spending on the Rayonier office building of $5.6 million during the six months ended June 30, 2017.

(b)
Cash Available for Distribution (CAD) is a non-GAAP measure that management uses to measure cash generated during a period that is available for common stock dividends, distributions to the New Zealand minority shareholder, repurchase of the Company’s common shares, debt reduction, strategic acquisitions and real estate development investments. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and spending on the Rayonier office building) and working capital and other balance sheet changes. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(c)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation and the shareholder derivative demands. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.

(d)
“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In January 2017, the Company completed a disposition of approximately 25,000 acres of timberland located in Alabama for a sales price and gain of approximately $42.0 million and $28.2 million, respectively.

(e)	Cash interest paid is presented net of patronage refunds received of $3.8 million and $3.0 million for the six months ended June 30, 2018 and June 30, 2017, respectively.

(f)
Pro forma revenues (sales) is defined as revenues (sales) adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

F

(g)
Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for costs related to shareholder litigation and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(h)
Pro forma operating income (loss) is defined as operating income (loss) adjusted for costs related to shareholder litigation and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(i)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, costs related to shareholder litigation and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.

F

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
June 30, 2018 (unaudited)
(millions of dollars)

ADJUSTED EBITDA GUIDANCE (a):
	2018
	Revised Full-Year Guidance			Year-to-Date Results
Net Income to Adjusted EBITDA Reconciliation
Net income	$91.5	-	$99.0	$82.0
Less: Net income attributable to noncontrolling interest	(10.0)	-	(10.5)	(5.2)
Net income attributable to Rayonier Inc.	$81.5	-	$88.5	$76.8

Interest, net	32.0	-	32.0	15.3
Income tax expense	14.5	-	15.5	14.0
Depreciation, depletion and amortization	141.0	-	146.5	80.9
Non-cash cost of land and improved development	21.0	-	22.0	14.9
Non-operating income	—		—	(2.7)
Net income attributable to noncontrolling interest	10.0	-	10.5	5.2
Adjusted EBITDA (a)	$300.0	-	$315.0	$204.6

Diluted Earnings per Share	$0.63	-	$0.68	$0.59

(a)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, costs related to shareholder litigation and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.

G